Exhibit 99

500 West Main Street
P.O. Box 1438
Louisville, KY 40202 http://www.humana.com

news release

For More Information Contact:

Regina Nethery Humana Investor Relations (502) 580-3644 E-mail: Rnethery@humana.com

Tom Noland

Humana Corporate Communications

(502) 580-3674

E-mail: Tnoland@humana.com

Humana Comments on Preliminary 2010 Medicare Advantage Rates

and Reaffirms 2009 EPS Guidance

LOUISVILLE, KY – February 23, 2009 – On Friday, February 20, 2009 after the stock market close, the Centers for Medicare and Medicaid Services (CMS) announced preliminary 2010 Medicare Advantage payment rates. CMS has invited public comment on these preliminary rates before releasing final rates on April 6, 2009.

Humana Inc. (NYSE: HUM) is closely analyzing all aspects of the CMS announcement because the company finds certain assumptions behind the preliminary 2010 rates to be unusual and inconsistent with decades of experience and with past CMS practice. In addition, the rates as announced would have a significant adverse impact on 2010 premiums and benefits for Medicare Advantage members if these rates become final.

In particular, the company is carefully examining:

•	the assumed rate of change in medical cost trend,

•	the assumption about the impact of general economic conditions on medical spending,

•	assumptions concerning payment methodology differences between Original Medicare and Medicare Advantage, and

•	the assumption that payment cuts to physicians of approximately 20 percent are likely to occur.

Humana is joining with the entire health benefits industry in this analysis and plans to be part of a formal industry comment on the CMS announcement.

The company is also reiterating today its 2009 earnings per share guidance of $5.90 to $6.10.

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Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of our executive officers, the words or phrases like “expects,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of our SEC filings, a summary of which includes but is not limited to the following:

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If Humana does not design and price its products properly and competitively, the premiums Humana charges are insufficient to cover the cost of health care services delivered to its members, or if its estimates of benefits payable or future policy benefits payable based upon its estimates of future benefit claims are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. These estimates, however, involve extensive judgment, and have considerable inherent variability that is extremely sensitive to payment patterns and medical cost trends.

•	If Humana fails to effectively implement its operational and strategic initiatives, including its Medicare initiatives, Humana’s business could be materially adversely affected.

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If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, or to protect Humana’s proprietary rights to its systems, the company’s business could be materially adversely affected.

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Humana is involved in various legal actions, which, if resolved unfavorably to Humana, could result in substantial monetary damages. Increased litigation and negative publicity could increase Humana’s cost of doing business.

•

As a government contractor, Humana is exposed to additional risks including reimbursement and payment changes that could adversely affect its business or its willingness to participate in government health care programs.

•

Humana’s industry is currently subject to substantial government regulation, which along with possible increased governmental regulation or legislative reform, could increase the company’s cost of doing business and could adversely affect Humana’s profitability.

•	Humana is also subject to potential changes in the political environment that can affect public policy and can adversely affect the markets for its products.

•	Any failure to manage administrative costs could hamper Humana’s profitability.

•	Any failure by Humana to manage acquisitions and other significant transactions successfully could harm the company’s financial results, business and prospects.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, Humana’s business could be adversely affected.

•	Humana’s mail order pharmacy business subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Humana’s ability to obtain funds from its subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect Humana’s cost and availability of funds.

•	Extreme volatility and disruption in the securities and credit markets may adversely affect Humana’s business, results of operations, and financial condition.

•	Changes in economic conditions could adversely affect Humana’s business and results of operations.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein might not occur. There also may be other risks that we are unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2008;

•	Form 8-Ks filed during 2009.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation’s largest publicly traded health and supplemental benefits companies, with approximately 10.6 million medical members. Humana is a full-service benefits solutions company, offering a wide array of health and supplemental benefit plans for employer groups, government programs and individuals.

Over its 48-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders;

•	Securities and Exchange Commission filings;

•	Most recent investor conference presentations;

•	Quarterly earnings news releases;

•	Replays of most recent earnings release conference calls;

•	Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);

•	Corporate Governance information.